Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2023 EARNINGS

Highlights:

Net Income:	$1.0 million for Q3 2023
Revenue:	$30.9 million for Q3 2023, increased 6.92% over Q2 2023
Total Assets:	$1.98 billion, decreased 0.1% from December 31, 2022
Total Loans:	$1.80 billion, increased 2.8% over December 31, 2022
Total Deposits:	$1.53 billion, decreased 2.7% from December 31, 2022

WASHINGTON TOWNSHIP, NJ, October 25, 2023 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and nine months ended September 30, 2023.
Highlights for the three and nine months ended September 30, 2023:
•Net income available to common shareholders was $1.0 million, or $0.09 per basic common share and $0.08 per diluted common share, for the three months ended September 30, 2023, a decrease of $9.5 million, or 90.3%, compared to net income available to common shareholders of $10.5 million, or $0.88 per basic common share and $0.87 per diluted common share, for the three months ended September 30, 2022. The decrease was primarily due to a $9.3 million increase in other operating expenses resulting from the recognition of a $9.5 million contingent loss related to cash that was stolen from a third-party armored car carrier facility that was used by the Company, and lower net interest income, partially offset by lower provision for credit losses.

•When adjusted for the $9.5 million contingent loss recognition (tax effected $7.3 million), net income available to common shareholders would have been $8.3 million, or $0.70 per basic common share and $0.68 per diluted common share, for the three months ended September 30, 2023. Adjusted net income available to common shareholders and adjusted earnings per share are non-GAAP financial measures. Please refer to the table at the end of this release which reconciles net income available to common shareholders and earnings per share to adjusted net income available to common shareholders and adjusted earnings per share.

•Net interest income decreased 18.7% to $15.7 million for the three months ended September 30, 2023, compared to $19.3 million for the same period in 2022.

•Provision for credit losses was $0.3 million for the three months ended September 30, 2023, compared to a provision for credit losses of $0.6 million for the same period in 2022.

•Non-interest income decreased $0.2 million, or 9.5%, to $1.8 million for the three months ended September 30, 2023, compared to $2.0 million for the same period in 2022.

•Non-interest expense increased $9.6 million, or 151.9%, to $15.8 million for the three months ended September 30, 2023, compared to $6.3 million for the same period in 2022, primarily driven by the $9.5 million contingent loss recognition related to cash that was stolen from a third-party armored car carrier facility that was used by the Company.

•Net income available to common shareholders was $20.3 million, or $1.70 per basic common share and $1.67 per diluted common share, for the nine months ended September 30, 2023, a decrease of $11.1 million, or 35.3%, compared to net income available to common shareholders of $31.3 million, or $2.63 per basic common share and $2.58 per diluted common share, for the same period in 2022. The decrease was primarily due to a $9.3 million increase in other operating expenses resulting from the previously mentioned contingent loss recognition, and lower net interest income, partially offset by lower provision for credit losses.

•When adjusted for the $9.5 million contingent loss recognition (tax effected $7.3 million) net income available to common shareholders would have been $27.6 million, or $2.31 per basic common share and $2.27 per diluted common share, for the nine months ended September 30, 2023. Adjusted net income available to common shareholders and adjusted earnings per share are non-GAAP financial measures. Please refer to the table at the end of this release which reconciles net income available to common shareholders and earnings per share to adjusted net income available to common shareholders and adjusted earnings per share.

•Net interest income decreased 10.5% to $48.7 million for the nine months ended September 30, 2023, compared to $54.4 million for the same period in 2022.

•Non-interest income decreased $1.4 million, or 20.7%, to $5.2 million for the nine months ended September 30, 2023, compared to $6.6 million for the same period in 2022.

•Non-interest expense increased 63.9% to $29.0 million for the nine months ended September 30, 2023, compared to $17.7 million for the same period in 2022.
The following is a recap of the significant items that impacted the three and nine months ended September 30, 2023:
Interest income increased $6.8 million for the third quarter of 2023 compared to the same period in 2022, primarily due to an increase in interest and fees on loans of $6.4 million to $27.3 million, a 30.9% increase, primarily driven by an increase in average outstanding loan balances and higher market interest rates. Additionally, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased by $0.2 million to $1.5 million during the three months ended September 30, 2023, due to higher interest rates paid on such deposits. For the nine months ended September 30, 2023, interest income increased $19.9 million from the same period in 2022, primarily due to an increase in interest and fees on loans of $18.1 million to $77.6 million, a 30.4% increase, resulting from the same factors that drove the three month change.

Interest expense increased $10.4 million, or 341.5%, to $13.4 million for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to higher market interest rates, combined with changes in the mix of deposits and increased borrowings. For the nine months ended September 30, 2023, interest expense increased $25.6 million, or 317.7%, to $33.7 million, primarily due to the same factors that drove the three month change.

The provision for credit losses was $0.3 million for the three months ended September 30, 2023, compared to $0.6 million for the same period in 2022. For the nine months ended September 30, 2023, the recovery of credit losses improved $1.6 million, compared to the provision of $1.0 million for the same period in 2022. The provision credit for the nine months ended September 30, 2023 was primarily related to decreases in loss factors related to the commercial owner occupied, and residential 1 to 4 family investment portfolios from December 31, 2022, partially offset by increases in outstanding balance.

Non-interest income decreased $0.2 million, or 9.6%, for the three months ended September 30, 2023 compared to the same period in 2022, primarily as a result of a decrease in loan fees of $0.2 million, and a decrease in service fees on deposit accounts of $0.1 million, partially offset by a gain in other income of $0.2 million. For the nine months ended September 30, 2023, non-interest income decreased $1.4 million, or 20.7%, compared to the same period in 2022, to $5.2 million. The decrease was primarily driven by a $0.6 million decrease in service fees on deposit accounts, a $0.5 million decrease in loan fees, and a decrease in gain on sale of OREO of $0.3 million.

Non-interest expense increased $9.6 million, or 151.9%, for the three months ended September 30, 2023 compared to the same period in 2022, primarily driven by the recognition of a $9.5 million contingent loss related to cash that was stolen from a third-party armored car carrier facility that was used by the Company. The recognition of the loss during the quarter was driven by the completion of an outside forensic accountant's report confirming the loss. For the nine months ended September 30, 2023, non-interest expense increased $11.3 million, or 63.9%, to $29.0 million, compared to the same period in 2022. The increase in non-interest expense for the nine months ended September 30, 2023, was primarily driven by the $9.5 million write off discussed above, as well as an increase in compensation and benefits of $1.5 million, and an increase in OREO expense of $0.2 million. For the nine months ended September 30, 2023, the increase in compensation and benefits was primarily due to an increase in salary expense of $0.4 million, and a reduction in deferred loan origination costs of $0.8 million due to a decrease in the number of loans originated. The increase in OREO expense for that same period is mainly due to increases in legal, utilities, and real estate taxes related to our OREO portfolio.

Income tax expense decreased $3.6 million for the three months ended September 30, 2023 compared to the same period in 2022. For the nine months ended September 30, 2023 income tax expense decreased $4.7 million, compared to the same period in 2022. The effective tax rate for the three and nine months ended September 30, 2023 was 24.8% and 23.5%, respectively, compared to 27.0% and 25.9% for the same periods in 2022.

September 30, 2023 discussion of financial condition
•Total assets were flat at $1.98 billion at September 30, 2023 as compared to December 31, 2022.
•Cash and cash equivalents totaled $126.7 million at September 30, 2023, as compared to $182.2 million at December 31, 2022. The decrease in cash and cash equivalents was due to a decrease in deposits, an increase in loans receivable, and the write off of stolen cash that was held at the armored car service, partially offset by an increase in FHLBNY borrowings.
•The investment securities portfolio decreased to $16.6 million at September 30, 2023, from $18.7 million at December 31, 2022, a decrease of $2.2 million, or 11.5%, primarily due to pay downs of securities.
•Gross loans increased to $1.80 billion at September 30, 2023, from $1.75 billion at December 31, 2022, an increase of $48.6 million or 2.8%.
•Nonperforming loans at September 30, 2023 increased to $20.3 million, representing 1.13% of total loans, an increase of $4.1 million, or 25.1%, from $16.3 million of nonperforming loans at December 31, 2022. The increase in nonperforming loans was primarily due to the modification of two commercial real estate loans where unpaid interest and fees were capitalized to the loans principal balance, as well as the addition of three commercial real estate loans that became nonperforming during the nine months ended September 30, 2023. OREO at September 30, 2023 was $1.6 million, unchanged from December 31, 2022. Nonperforming assets (consisting of nonperforming loans and OREO) represented 1.10% and 0.90% of total assets at September 30, 2023 and December 31, 2022, respectively. Loans past due 30 to 89 days were $4.5 million at September 30, 2023, an increase of $4.3 million from December 31, 2022.

•The allowance for credit losses was $32.3 million at September 30, 2023, as compared to $31.8 million at December 31, 2022. The ratio of the allowance for credit losses to total loans was 1.80% and 1.82% at September 30, 2023 and at December 31, 2022, respectively. The ratio of allowance for credit losses to non-performing loans was 158.8% at September 30, 2023, compared to 195.7%, at December 31, 2022.
•Other assets increased $8.1 million during the nine months ended September 30, 2023, to $38.4 million at September 30, 2023 from $30.3 million at December 31, 2022, primarily driven by an increase of $1.6 million in restricted FHLBNY stock as a result of the increase in associated borrowings, and a $7.2 million increase in prepaid taxes.
•Total deposits were $1.53 billion at September 30, 2023, down from $1.58 billion at December 31, 2022, a decrease of $43.0 million or 2.7% compared to December 31, 2022. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $121.4 million, and a decrease in savings deposits of $92.3 million, partially offset by an increase in interest checking deposits of $28.2 million, an increase in money market balances of $117.8 million, and an increase in time deposit balances of $24.8 million.

•Total borrowings increased $28.1 million during the nine months ended September 30, 2023, to $154.2 million at September 30, 2023 from $126.1 million at December 31, 2022, driven by $28.0 million in FHLBNY term borrowings.
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•Total equity increased to $278.0 million at September 30, 2023, up from $266.0 million at December 31, 2022, an increase of $11.9 million, or 4.5%, primarily due to the retention of earnings, partially offset by the payment of $6.5 million of cash dividends and a $2.1 million charge to equity resulting from the adoption of ASC 326. Tangible book value per common share at September 30, 2023 was $23.23, compared to $22.24 at December 31, 2022.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"We previously reported a suspected $9.5 million theft by one of the cash couriers utilized by our bank. We contracted with an outside accounting firm to provide forensic accounting services to confirm the amount stolen. The report was recently completed confirming the $9.5 million theft. Based on that report, we are able to book the loss this quarter. The final report also provides us with the necessary documentation to pursue possible sources for recovery, including insurance policies. We are aggressively pursuing these sources and will book any recovery when received. Although this theft is painful and was unexpected, we are fortunate to have the financial strength and earnings to absorb the loss. The strength of our company is evidenced by a Return on Average Assets of 1.38% and a Return on Average Equity of close to 10%, including this one time charge off."
"The continued challenges in the market and the economy worsened with the start of the war in Israel. The loss of life and the atrocities of the attack have generated outrage worldwide. The conflict continues to widen and threatens to include other bad players that could cause oil prices to increase significantly. These many factors combined have again brought the possibility of a recession to the forefront of many economic experts. Our loan portfolio has grown in 2023, although cautiously. We continue to maintain strong loan loss reserves as reflected by our allowance for credit losses to total loans of 1.8% at September 30, 2023"
"Industry and economic challenges will continue and may even worsen in the near term. It is the time for caution, while also watching for possible opportunities in the market. We continue to closely monitor any changes in the performance of our loan portfolio and are well structured to quickly react to any increase in delinquencies. Our primary focus remains operating a safe and sound bank while generating a good return for our shareholders. This includes maintaining tight controls of our expenses and being in a strong position to take advantage of any opportunity that may appear in the market."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(Dollars in thousands)
Assets
Cash and cash equivalents	$126,740	$182,150
Investment securities	16,590	18,744
Loans, net of unearned income	1,800,023	1,751,459
Less: Allowance for credit losses	(32,319)	(31,845)
Net loans	1,767,704	1,719,615
Premises and equipment, net	5,665	5,958
Bank owned life insurance (BOLI)	28,587	28,145
Other assets	38,386	30,303
Total assets	$1,983,672	$1,984,915

Liabilities and Equity

Non-interest bearing deposits	$231,116	$352,546
Interest bearing deposits	1,301,865	1,223,436
FHLBNY borrowings	111,150	83,150
Subordinated debentures	43,063	42,921
Other liabilities	18,499	16,828
Total liabilities	1,705,693	1,718,881

Total shareholders’ equity	277,979	266,034
Total equity	277,979	266,034

Total liabilities and equity	$1,983,672	$1,984,915

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$27,294	$20,854	$77,602	$59,511
Interest and dividends on investments	308	194	745	565
Interest on deposits with banks	1,512	1,290	4,059	2,404
Total interest income	29,114	22,338	82,406	62,480
Interest expense:
Interest on deposits	11,385	2,284	28,046	5,893
Interest on borrowings	2,046	758	5,661	2,176
Total interest expense	13,431	3,042	33,707	8,069
Net interest income	15,683	19,296	48,699	54,411
(Recovery of) provision for credit losses	300	600	(1,600)	950
Net interest income after provision for credit losses	15,383	18,696	50,299	53,461
Non-interest income
Service fees on deposit accounts	1,003	1,133	3,149	3,762
Gain on sale of SBA loans	—	76	—	98
Other loan fees	192	422	611	1,138
Bank owned life insurance income	153	144	443	424
Net gain on sale and valuation adjustment of OREO	38	—	38	328
Other	449	253	972	827
Total non-interest income	1,835	2,028	5,213	6,577
Non-interest expense
Compensation and benefits	2,834	2,819	9,414	7,964
Professional services	659	578	1,746	1,670
Occupancy and equipment	649	621	1,938	1,891
Data processing	368	348	1,037	985
FDIC insurance and other assessments	388	265	960	811
OREO expense	240	314	610	404
Other operating expense	10,711	1,347	13,276	3,957
Total non-interest expense	15,849	6,292	28,981	17,682
Income before income tax expense	1,369	14,432	26,531	42,356
Income tax expense	340	3,892	6,242	10,987
Net income attributable to Company	1,029	10,540	20,289	31,369
Less: Preferred stock dividend	(7)	(7)	(20)	(20)
Net income available to common shareholders	$1,022	$10,533	$20,269	$31,349
Earnings per common share
Basic	$0.09	$0.88	$1.70	$2.63
Diluted	$0.08	$0.87	$1.67	$2.58
Weighted average common shares outstanding
Basic	11,945,844	11,919,472	11,945,144	11,913,085
Diluted	12,131,825	12,170,144	12,137,208	12,178,572

Table 3: Operating Ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Return on average assets	0.21%	2.16%	1.38%	2.09%
Return on average common equity	1.43%	16.44%	9.77%	17.06%
Interest rate spread	2.24%	3.67%	2.51%	3.37%
Net interest margin	3.21%	4.00%	3.40%	3.66%
Efficiency ratio*	90.47%	29.51%	53.76%	28.99%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	September 30,	December 31,
	2023	2022
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$32,319	$31,845
Allowance for credit losses to total loans	1.80%	1.82%
Allowance for credit losses to non-accrual loans	158.82%	195.66%
Non-accrual loans	$20,349	$16,276
OREO	$1,550	$1,550

Non-GAAP Measures
This release references adjusted pre-tax income and adjusted earnings per basic common share which are non-GAAP financial measures. The following table reconciles pre-tax income and earnings per basic common share to adjusted pre-tax income and adjusted earnings per basic common share.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands, except per share data)
Adjusted Pre-tax Income	Q3 2023	YTD 2023
GAAP net income available to common shareholders	$1,022	$20,269
Reconciling items:
Recognition of loss contingency	9,517	9,517
Tax expense	(2,215)	(2,215)
Adjusted net income available to common shareholders	$8,324	$27,571

	Three months ended	Nine months ended
	September 30, 2023	September 30, 2023
GAAP Earnings per Basic Common Share	$0.09	$1.70
After tax recognition of loss contingency	7,302	7,302
Basic weighted average shares of common	11,945,844	11,945,144
Adjustment to Basic Common Share	0.61	0.61
Adjusted Earnings per Basic Common Share	$0.70	$2.31

GAAP Earnings per Diluted Common Share	$0.08	$1.67
After tax recognition of loss contingency	7,302	7,302
Diluted weighted average shares of common	12,131,825	12,137,208
Adjustment to Diluted Common Share	0.60	0.60
Adjusted Earnings per Diluted Common Share	$0.68	$2.27